As filed with the Securities and Exchange Commission on October 12 , 2004         Registration No. 333-115846

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
AMENDMENT NUMBER TWO

Registration Statement under the Securities Act of 1933

JEFFERSON CAPITAL INTERESTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	6141-02	20-0217392
State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number

4355 12th Street, N.E., Naples, Florida 34120 (239) 304-5460
(Address and telephone number of principal executive offices)

Corporate Creations Network, Inc., 8812 Monard Drive, Silver Spring, Maryland 20910
(Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

Title of Each Class	Amount	Proposed Maximum	Proposed Maximum	Amount of
of Securities	to be Registered	Offering Price Per	Aggregate Offering	Registration
to be Registered		Share	Price	Fee(1)

Common stock, $.001 par value	2,000,000	$ 3.00	$ 6,000,000	$ 760.20

(1)     This registration fee is calculated based on the price of the securities being registered in accordance with Rule 457(o).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a), of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Subject to completion, dated October 12 , 2004

PRELIMINARY PROSPECTUS

JEFFERSON CAPITAL INTERESTS, INC.

2,000,000 Shares
Common Stock

        We are going to offer up to 2,000,000 shares of our common stock for up to $6,000,000 in proceeds from the offering. The offering will be made by our officers and directors on a best efforts basis. There is no minimum offering amount and proceeds will be utilized as received from the sale of shares. Prior to this offering, there has been no public trading market for our securities. The public offering price will be $3.00 per share and will be offered on a self-underwritten basis. This offering will expire one year from the date of this Prospectus.

_________________

THE COMMON STOCK BEING OFFERED INVOLVES A HIGH DEGREE OF RISK.
SEE “RISK FACTORS” COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN
FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
THE COMMON STOCK BEING OFFERED IS NOT LISTED ON ANY NATIONAL
SECURITIES MARKET.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.
WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED
WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS
PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT
SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER
OR SALE IS NOT PERMITTED.

	Price to Public	Underwriting Commission	Proceeds to Company
Per Share	$3.00	$0.00	$3.00
Total	$6,000,000.00	$0.00	$6,000,000.00

The date of this preliminary Prospectus is October 12 , 2004

TABLE OF CONTENTS

PAGE
PRELIMINARY PROSPECTUS	2
PROSPECTUS SUMMARY	5
The Company	5
The Offering	5
SUMMARY FINANCIAL DATA	6
RISK FACTORS	7
BUSINESS RISKS	7
OFFERING RISKS	8
INDUSTRY RISKS	10
Change in investment objectives and limitations	12
DILUTION	14
DETERMINATION OF OFFERING PRICE	14
USE OF PROCEEDS	15
BUSINESS OF THE COMPANY	15
Background	15
Current Operations	16
Investment Objectives	16
Expansion Funds	17
Real Estate Acquisition	17
Commercial Financial Services	19
Employees	20
Management's Discussion and Analysis or Plan of Operation	20
Liquidity and Capital Resources	21
Operating Activities	21
Dividend Policy	23
MANAGEMENT	23
Biographies	23
Summary Compensation Table	26
Future Compensation	27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	27
Security Ownership of Certain Beneficial Owners and Management	27
DESCRIPTION OF SECURITIES	38
Common Stock	28
Series A Convertible Preferred Units and Warrants	28
Other Securities	29
Transfer Agent and Registrar	29
Where You Can Find Additional Information	30
PLAN OF DISTRIBUTION	30
LITIGATION	31
LEGAL OPINIONS	31
EXPERTS	31

You should rely only on the information contained in or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Until _______, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

The Company

        We are a Maryland company which is one of four stand-alone companies resulting from a second joint plan of reorganization filed under Chapter 11 by Interaxx Technologies, Inc. and Interaxx Television Network, Inc. The summary revision of the second joint plan of reorganization dated November 30, 2002 discloses the plan proponents which include Stassi Interaxx, Inc.; Interaxx Properties, Inc.; Interaxx Digital Tools, Inc. and Jefferson Capital Interests, Inc. These four companies, which includes our company, were created as non-reporting, publicly held companies for the purpose of making a diversified distribution of securities to the existing shareholders and creditors of the reorganized companies so as to best protect their capital interests. All four companies have distributed court approved Reorganization Securities pursuant to an exemption under Section 1145 of the Bankruptcy Code.

        On November 30, 2003, we entered into a Reorganization Agreement whereby we acquired 100% of the outstanding common stock of Bridge 21 Holdings, Inc., in exchange for 6,251,322 shares of our common stock. Bridge 21 Holdings is a company formed to engage in land development and commercial real estate acquisitions and to provide commercial financial services. As a result of this transaction, our principals control approximately 74% of the Company assuming all the shares in this offering are sold. We intend to concentrate our efforts on real estate development and financial services which we believe will offer growth opportunities and value to our shareholders. We will obtain proper licenses required to conduct any such activities. (See "Business of the Company.")

The Offering

        We are offering 2,000,000 shares of common stock at $3.00 per share on a self-underwritten best efforts basis. The funds raised as a result of our offering will be immediately paid to our Company to be used in accordance with the use of proceeds table set forth herein. (See "Use of Proceeds.") The offering will terminate upon the sale of all the shares offered hereby or at the end of the 12 month period commencing on the effective date of the Prospectus, whichever is earlier (the "Termination Date.")

Common Stock Offered by Jefferson Capital This offering will expire Common stock outstanding prior to this offering Common stock outstanding after this offering	2,000,000 common shares, $.001 par value

This offering will begin upon the effective date of the
Prospectus and will terminate whenever all of the
shares are sold, or 12 months after the date of the
Prospectus, whichever comes first

6,877,617 common shares

8,877,617 common shares

SUMMARY FINANCIAL DATA

Selected Statements of Operations Data

	December 31 2003 Audited	June 30, 2004 Unaudited
Total Revenues	$ 0.00	$ 0.00
Total Expenses	10,126.00	93,416.00
Net Profit (Loss)	(10,126.00)	(93,416.00)
Retained Earnings (Deficit)	(10,126.00)	(103,542.00)

Selected Balance Sheet Data

	December 31, 2003 Audited	June 30, 2004 Unaudited
Current Assets	$ 219.00	$ 161,707.00
Total Assets	219.00	161,707.00
Current Liabilities	10,150.00	37,384.00
Long-term Debt	0.00	0.00
Total Stockholders' Equity (Deficit)	(9,931.00)	124,323.00

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are material risks facing our contemplated operations. All material risks will be discussed in this section.

If any of the following risks occur, our business financial condition or results of operations could be materially harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

You could lose all of your investment if we do not remain a going concern.

BUSINESS RISKS

We are in the development stage and have no operating history which means we may never generate revenues

        We are a newly reorganized company (post-bankruptcy) which has never generated revenues. Although the bankruptcy court has granted us broad business parameters, there is no assurance that we will be successful in any of our potential operating subsidiaries and accordingly we may not generate any revenues or be able to continue as a going concern.

We will require additional financing and if we fail we will not be able to continue as a going concern

        While our management believes the proceeds from this offering will be sufficient to implement the initial steps of our business plan as described herein, unexpected contingencies could occur which would require us to secure additional financing, possibly in the form of loans secured by our assets, if any. There can be no assurance that we could raise such additional capital to pay for any unanticipated expenses. Failure to raise such capital will not allow us to continue as a going concern.

We may not be able to continue as a going concern which means we could no longer conduct business

        We will experience negative earnings until such time as we are able to implement our plan. Failure to implement our plan will limit our ability to continue as a going concern, accordingly investors will lose their entire investment. We intend on financing our future development activities and our working capital needs largely from the sale of public equity securities with some additional funding from other traditional financing sources until such time that funds provided by operations, if any, are sufficient to fund working capital requirements. Should we fail to implement our business model, our operations will be significantly impaired and without excess working capital we will cease to continue doing business.

Indemnification of our management protects officers and directors for making poor decisions

        Under most conditions, our officers and directors may not be held liable for errors in judgment or other acts or omissions not amounting to fraud, gross negligence or malfeasance because provision has been made in the respective Bylaws holding them harmless and providing to them indemnification against liabilities or losses that arise from such acts or omissions. To the extent that such indemnification provisions are invoked, our assets, if any, could be reduced and we may not be able to implement our business model .

We may face competition with greater resources, which could result in our business not being successful

        We will compete with several companies involved in commercial real estate development, commercial finance and medical receivables. Many of these companies have substantially greater financial, technical and other resources than we have, and they may have established reputations for success in real estate development, commercial finance services and factoring. Certain of those competitors have the financial resources necessary to enable them to withstand substantial price competition or downturns in the market. Without such resources, our company may not be able to become or remain competitive in the market.

Limited experience will require additional staff with specific expertise or we will be unable to continue as a going concern

        We have limited experience in real estate development, commercial finance and factoring. Without experienced staff we may not be able to effectively continue in business.

Although control by existing management is substantial and will negate any takeover attempts, shareholders also have a lack of control in all voting matters

        Upon completion of this offering, our directors, executive officers and certain principal stockholders and their affiliates will own beneficially more than a majority of the common stock then issued and outstanding. Accordingly, such holders, if acting together, will have the ability to exert significant influence over the election of our Board of Directors and other matters submitted to our stockholders for approval. The voting power of these holders may discourage or prevent any proposed takeover of the Company unless the terms thereof are approved by such holders. Shareholders of our Company will also have a lack of control on all voting matters.

We do not intend to pay dividends and will use any earnings to finance our growth

        We have never paid any dividends on our common stock and do not intend to pay dividends on our common stock in the foreseeable future. Any earnings which we may realize in the foreseeable future are anticipated to be retained to finance our growth. This means shareholders will not receive dividends on their shares but instead will rely on value added transactions completed by our management, if any.

OFFERING RISKS

There is no assurance that a public market will develop which means that you may not be able to liquidate your investment

        While we are a publicly held non-reporting company, our common stock is not presently traded on any established market, however, a trading symbol has been issued by the NASD in accordance with the approved bankruptcy plan. There can be no assurance that a trading market for the common stock will develop, or if developed, that it will continue. If no market develops, it may be difficult or impossible for holders of the common stock to sell their shares if they should so desire. In addition, there are substantial restrictions on the sale or transfer of the common stock imposed by Federal and State securities laws. Certain shares have been allocated pursuant to Section 1145 pursuant to a supplement to summary revision of second joint plan of reorganization, dated December 30, 2002. There are no assurances that holders will be able to sell their shares of the common stock or that sufficient shares will be sold to create a public market for the common stock. This means that holders may not be able to receive funds for the shares previously purchased.

If we fail to raise sufficient capital from the sale of our shares, investors may lose their entire investment

        There can be no assurance that our offering will raise operating capital for our initial 12 months of operations. Failure to raise additional equity or debt financing would impair our operations and investors may lose the total amount of their investment.

Investors will suffer immediate dilution when shares are sold or warrants are exercised

        Following the sale of the common stock or the exercise of outstanding warrants, investors will experience immediate and substantial dilution of their investment. Assuming the sale of the shares, investors will suffer an immediate dilution of approximately $2.31 per share. In addition, there are 987,547 Series A Convertible Preferred Units outstanding which, when exercised, will cause additional dilution to existing shareholders. Each Unit consists of one A, B and C Warrant along with one share of common stock. Pursuant to the provisions of the approved bankruptcy, at least two of the warrants must be exercised prior to removing the common share from the Unit. A minimum of $9.00 must be received from the exercise of the A and B warrant to enable the shareholder to obtain three common shares. This equates to the offering price per share in this offering and is designed to preclude speculators from using the Units to short sell the shares.

Arbitrary offering price means we have no information to support the market price of our shares

        We have determined the number of shares to be offered based upon our estimate of the amount of proceeds necessary for planned uses. The offering price, which was determined by our board of directors, is based on our capital requirements and current market conditions, the capital structure of our company, and our prospects for success. Accordingly, the offering price should not be considered an indication of the actual fair market value of the common stock as if appraised by a qualified third party.

Funds will not be returned to investors which means your investment could be in an undercapitalized company

        Once any shares have been subscribed for, we will utilize those funds for our business operations and investors will not have the opportunity to receive a return of their investment. You should be aware that receipt of an insignificant offering amount would severely impair our business operations. In addition, we would require additional financing and there can be no assurance that such financing would be available on reasonable terms. Without obtaining such financing, we will not be able to continue our business operations.

Future sales of our common stock by our existing stockholders could decrease the trading price of the common stock

        Assuming a public market for our shares develops at some future date, of which there can be no assurance, sales of a large number of shares of our common stock in the public markets after this offering, or the potential for such sales, could decrease the trading price of our common stock and could impair our ability to raise capital through future sales of our common stock. Upon completion of this offering, there will be 8,877,617 shares of our common stock outstanding. Of these shares, the 2,000,000 shares of common stock included in the shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, unless such shares are purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act of l933, as well as 1,250,000 Series A Convertible Preferred Units are available to be issued pursuant to the Reorganization, however, are not part of the shares offered hereby. Also, 987,547 Series A Convertible Preferred Units which are held by our existing shareholder base are outstanding. The Series A Convertible Preferred Units are the approved bankruptcy security and they are also considered Section 1145 securities. In the event the holder of a Series A Unit convert and exercise the Unit components, the currently outstanding shares of common stock will suffer additional dilution.

        A majority of our outstanding shares will be “restricted securities” for purposes of Rule 144 of the Securities Act and may not be resold unless registered under the Securities Act or sold pursuant to an applicable exemption from registration, including the exemption contained in Rule 144. All of these securities are eligible for sale on the open market under Rule 144 (subject to the volume, holding period and manner of sale limitations of that rule), except for shares which are subject to applicable restrictive agreements.

INDUSTRY RISKS

We may be unable to secure funds for development and/or improvement of potential real estate acquisitions which means we would be unable to implement our business plan

        The development and/or improvement of properties we may acquire may require capital financing in amounts greater than may be received in this offering. This means we may have to seek and obtain, if possible, funding from other sources. Although we intend to establish initial working capital reserves of one percent of this offering, such reserves may be insufficient to meet our capital requirements. In obtaining such funding from other sources, there can be no assurance that such funding, if available, will be available on economically feasible terms or on terms acceptable to us. Additional loans for working capital purposes will increase our interest expense and accordingly our financial condition will be weaker which means we may not be able to acquire and develop real estate.

We may be unable to sell a property if or when we decide to do so, which will impact our ability to pay cash distributions to our stockholders

        The real estate market is affected, as set forth above, by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. If we are unable to sell a property when we determine to do so, it could have a significant adverse effect on our cash flow.

We may be unable to re-certify our airline's operating certificate which means we could not provide passenger / cargo service to our potential resort properties

        Although we have acquired Panama International Air, S.A., the operating certification is currently temporary. To complete the re-certification process, we shall be required to update existing operations and maintenance manuals, assemble an airline management team and to identify and purchase or base a certified aircraft to be used for operations. Failure to retain experienced management able to streamline operations and to obtain a certified aircraft for initial operations would negate our ability to make a proper presentation to the Aeronautics Authority of Panama. Accordingly, the acquisition of the airline would be of no value to our company.

Our operating results are dependent on acquiring resort properties in desirable markets and we cannot assure you that our marketing plan will provide profitable operations in these markets

        Our potential resort properties will be in areas that management believes will be marketable to travelers, however, we cannot assure you that our potential acquisitions will be destinations that attract travelers and that our marketing plan will be successfully implemented. If we are unable to draw resort business, our operations will be impaired.

Competition with third parties in acquiring real estate may reduce our profitability and the return on your investment

        We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other real estate investment trusts, real estate limited partnerships, and other entities engaged in real estate investment activities, many of which have greater resources than we do. Larger companies may enjoy significant competitive advantages that result from, among other things; a lower cost of capital and enhanced operating efficiencies. In addition, the number of companies and the amount of funds competing for suitable investment properties may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties, our profitability will be reduced and you will experience a lower return on your investment , if any.

Delays in acquisitions of properties will defer cash dividends, if any, to investors

        There may be a substantial period of time before the proceeds of this offering are invested. Delays we encounter in the selection and acquisition of properties could adversely affect your returns. Where real estate properties are acquired prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction, sell homes, or rent available commercial space. Therefore, you could suffer delays in the potential distribution of cash dividends attributable to those particular properties.

If we set aside insufficient working capital reserves, we may be required to defer necessary property improvements

        If we do not estimate enough reserves for working capital to supply needed funds for capital improvements throughout the life of the investment in a real estate property, we may be required to defer necessary improvements to the property which may cause the property to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased cash flow as a result of fewer potential tenants being attracted to the property. If this happens, we may not be able to maintain projected rental rates for effected properties, and our results of operations will be negatively impacted.

The costs of compliance with environmental laws and other governmental laws and regulations may adversely affect our income and the cash available for any distributions

        All real property and the operations conducted on real property including airline operations to potential properties are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and aboveground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal. In addition, the presence of these substances, or the failure to properly re-mediate these substances, may adversely affect our ability to sell or rent such property or to use the property as collateral for future borrowing.

        Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our properties will not be affected by the operations of the tenants, by the existing condition of the land, by operations in the vicinity of the properties, such as the presence of underground storage tanks, or by the activities of unrelated third parties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations which we may be required to comply with, and which may subject us to liability in the form of fines or damages for noncompliance.

Discovery of previously undetected environmentally hazardous conditions will increase costs and decrease potential profits

        Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances.

        Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against liability claims, of compliance with environmental regulatory requirements, of re-mediating any contaminated property, or of paying personal injury claims could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to you.

Our costs associated with complying with the Americans with Disabilities Act may affect cash available for distributions

        Properties we intend to acquire may be subject to the Americans with Disabilities Act of 1990. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities.

        The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We will attempt to acquire properties which comply with the Disabilities Act or place the burden on the seller or other third party, such as a tenant, to ensure compliance with the Disabilities Act. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. If we cannot, our funds used for Disabilities Act compliance may affect cash available for distributions and the amount of distributions to you, if any.

Change in investment objectives and limitations

        Our independent directors will review our investment policies at least annually to determine that the policies we follow are in the best interest of our stockholders. Each determination and the basis therefore shall be set forth in the minutes of our board of directors. The methods of implementing our investment policies also may vary as new investment techniques are developed. The methods of implementing our investment objectives and policies, except as otherwise provided in the organizational documents, may be altered by a majority of our directors, including a majority of the independent directors, without the approval of our stockholders.

We may not form corporate alliances, which would adversely effect our financial services business

        We anticipate forming corporate alliances to enhance the borrowing, credit worthiness and funding potential of our intended business ventures. Failure to form such alliances could adversely affect our ability to provide financial services.

We may not acquire properties where we can use the equity in such properties to collateralize credit facilities which means our financial services business would be required to locate other available sources of equity to secure credit facilities

        Failure to acquire properties which may be used to collateralize credit facilities will have a negative impact on our intended commercial finance business. Although we intend to maintain a high quality portfolio, our potentially acquired properties may not be able to withstand the impact of competitive or deteriorating economic conditions. Accordingly, our anticipated operations will be considerably weakened without assets to collateralize credit facilities.

DILUTION

        Purchasers of our Common Stock in this offering will experience dilution in net tangible book value per share. Dilution in net tangible book value per share represents the difference between the offering price of our Common Stock in this offering and the net tangible book value of our Common Stock (the difference between our tangible assets and our liabilities, divided by the number of shares of Common Stock outstanding) immediately after the sum of all of the shares offered hereby.

        As of December 31, 2003, our negative net tangible book value was ($9,931), or ($0.1047) per share of our outstanding Common Stock. As of June 30, 2004, our net tangible book value was $124,323.00, or $0.0181 per share of our outstanding Common Stock. As of June 30, 2004 there were 6,877,617 outstanding shares of Common Stock. In addition, there were issued and outstanding 987,547 Series A Convertible Preferred Units, consisting of one share of 1145 Common Stock and one A, B and C warrant exercisable at $3.50, $5.50 and $7.50, respectively. (See Description of Securities.) After giving effect to the sale of a maximum number of shares of Common Stock in this offering, our net tangible book value as of June 30, 2004 would have been $6,124,323.00, or $0.6899 per share of our outstanding Common Stock. This represents an immediate increase in our net tangible book value of $0.6718 per share to current stockholders and an immediate dilution of $2.3101 per share to new investors purchasing the shares in this offering.

        The following table illustrates the foregoing information as of June 30 , 2004 with respect to dilution to new investors:

Assuming Sale of Maximum Offering
Public Offering Price	$ 3.00
Net tangible book value per share for existing shareholders before Offering	$ 0.0181
Increase per share attributable to payment for shares purchased by new investors	$ 0.6718
Pro forma net tangible book value after Offering	$ 0.6899
Net tangible book value dilution per share to new investors	$ 2.3101

DETERMINATION OF OFFERING PRICE

        The offering price of the 2,000,000 common shares being offered has been determined primarily by our capital requirements, current market conditions and our capital structure and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no operating history and have not generated any revenues to date, the price of the shares is not based on past earnings nor is it indicative of current market value for the assets owned by us. The board of directors based the $3.00 price on the current market combined with the number of shares issued to maintain a reasonable market cap and company valuation.

Forward-Looking Statements

        Some of the information contained in this Prospectus involves forward-looking statements. These statements include, but are not limited to, statements about our industry, plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements by their nature involve risks and uncertainties. Therefore, actual results may differ materially from those implied or expressed by these statements. Accordingly, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

        Management will have discretion to allocate the proceeds of the offering in terms of timing and priorities in keeping with the business plan. Should the total offering amount be raised ($6,000,000), we anticipate operating capital for 12 months.

Use of Proceeds Summary Table

        The foregoing represents our best estimate of allocation of the proceeds of this offering, based upon the current state of our business operations and our current plans. Pending application of the net proceeds of this offering, we may temporarily invest such funds in interest-bearing accounts, certificates of deposit, government obligations, short-term interest bearing obligations, and similar short-term investments.

	100%	75%	50%	25%
Gross Proceeds:	$6,000,000.00	$4,500,000.00	$3,000,000.00	$1,500,000.00
Offering expenses (1)	$55,000.00	$55,000.00	$55,000.00	$55,000.00
General & Administrative (2)	$400,000.00	$300,000.00	$200,000.00	$100,000.00
Working Capital (3)	$685,000.00	$500,000.00	$315,000.00	$130,000.00
Marketing & Promotional Expenses (4)	$40,000.00	$30,000.00	$20,000.00	$10,000.00
Acquisitions (5)	$4,820,000.00	$3,615,000.00	$2,410,000.00	$1,205,000.00
Total Proceeds	$6,000,000.00	$4,500,000.00	$3,000,000.00	$1,500,000.00

(1)     Includes all legal, accounting, corporate, and offering expenses.
(2)     Includes expenses associated with salaries of CEO and other key employees.
(3)     Includes expenses generally associated with working capital such as contract services, building maintenance and utilities.
(4)     Includes advertising in trade publications and general media directed to investors.
(5)     Includes prospective acquisitions of real estate properties (1) Also includes a cargo/passenger license which we intend to re-certify for the purpose of transporting passengers and cargo to potential resort properties which we intend to develop. No acquisitions will be made from any affiliate of our Company.

BUSINESS OF THE COMPANY

Background

        We are a Maryland corporation which has never conducted business and is one of four stand-alone companies resulting from a second joint plan of reorganization filed under Chapter 11 by Interaxx Technologies, Inc. (bankruptcy case # 99-32829-BKC-PGH) and Interaxx Television Network, Inc. (bankruptcy case # 99-31551-BKC-PGH). The case was in the United States Bankruptcy Court, Southern District of Florida, West Palm Beach, Florida. The summary revision of the second joint plan of reorganization dated November 30, 2002 discloses the Plan Proponents which include Stassi Interaxx, Inc.; Interaxx Properties, Inc.; Interaxx Digital Tools, Inc., and Jefferson Capital Interests, Inc. These four companies, which includes our company, were created for the purpose of making a diversified distribution of securities to the existing shareholders and creditors of the reorganized companies so as to best protect their capital interests. These companies have no relation to each other except for being part of the plan of bankruptcy and having common shareholders. We were formed in December 2002 therefore never had any relationship with Interaxx Technologies, Inc. and Interaxx Television Network, Inc. prior to the second joint plan of reorganization. As such, we are neither succeeding nor continuing the business of any part of the Interaxx companies. All four companies have distributed court approved reorganization securities pursuant to an exemption under Section 1145 of the Bankruptcy Code. (See "Description of Securities.")

        Two of our directors were involved with the bankrupt companies. In October 2000, Daniel Martinez was appointed President and Chief Executive Officer of Interaxx Technologies, Inc. after it was in bankruptcy. Mark Wood became a director of Interaxx Technologies, Inc. in June 2001 as part of the management team tasked to help develop the reorganization plan in Chapter 11.

Current Operations

        On November 30, 2003, we entered into a Reorganization Agreement whereby we acquired Bridge-21 Holdings, Inc., ("Bridge-21"), a wholly owned subsidiary formed in December 2002. Bridge-21 was formed for the primary purpose of providing financial services and making real estate acquisitions for development, however, has never commenced operations.. As of the date of this prospectus, we have not acquired any real estate holdings nor have we consummated any transactions that could be considered part of our financing portfolio. We have acquired an international passenger and cargo airline through the acquisition of Panama International Air, S.A., a company that has an operating certificate for operations as an airline for passenger and cargo services. The certificate is temporary and will require re-certification by the aviation authorities in Panama prior to beginning operations. We intend to form corporate relationships that may be able to assist us by providing funding for our potential financing business as well as facilities for credit enhancements which would potentially assist us in securing favorable lines of credit for our contemplated financial services business.

        We intend to focus on capital appreciation of our potential future portfolio, and we will continue to search for additional sources of capitalization and investment prospects. Our first priority will be to invest funds generated by this offering into income-producing properties, and to create a financial services portfolio that can generate short-term gains to demonstrate the viability of the respective business plans. We intend to use additional funds generated from intended real estate operations, sales, and financings to make selective real estate acquisitions.

        As of the date of this plan, we had not yet commenced active operations. Upon completion of this registration, the proceeds from the sale of these securities will be released to us as accepted and applied to investments in real estate development projects. (See “Use of Proceeds.”) We will experience a relative increase in liquidity as additional subscriptions for shares are received and a relative decrease in liquidity as net offering proceeds are expended in connection with the acquisition, development and operation of properties.

        We have not entered into any agreements to acquire any specific property. The number of properties we may acquire will depend upon the number of shares sold and the resulting amount of the net proceeds available for this purpose We are not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting the market and real estate generally, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from the operation of our properties.

        Until required for the acquisition, development or operation of properties, net offering proceeds will be kept in short-term, liquid investments.

Investment Objectives

        We intend to generate funds through a self-underwriting process. Liquidity after the generation of the initial funds from this offering, if any, will be dependent upon the proper management and performance of our potentially acquired property portfolio and the timely collections of any outstanding loan or receivable financing and proceeds from the sale of real estate acquired by the Company. Management believes that cash on hand from the proceeds generated by the sale of securities, along with funds provided by property operations and anticipated external sources, such as property sales and other financing activities, is sufficient to fund any needs for operating expenses, property maintenance and capital improvements as well as meet the Company's debt service obligations.

Expansion Funds

        It is management’s belief that, if its acquisitions prove profitable, the holders of a significant portion of the Series A Convertible Preferred Units will exercise their warrants, providing us with additional capital for use in expanding our intended property portfolio. However, no assurances can be provided that our belief will prove accurate.

        We have been ordered by the U.S. Bankruptcy Court to engage in the business of real estate development and commercial finance and deriving a profit from their operations. We do not intend to pursue any business opportunity or transaction that would subject us to regulation as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”). Pursuant to the provisions of Section 3(b)(1) of the 1940 Act, we must be primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities unless it obtains a specific exemption from the Securities and Exchange Commission (“SEC”) on a case by case basis. If we do obtain exemptions from such requirements, then, as to the subject subsidiary, its minimum ownership could be reduced but not below a majority (more than 50%) of such subsidiary’s voting securities. Exemptions are granted by the SEC only if it determines that we are not engaged in the business of investing, reinvesting, owning, holding or trading securities. Consequently, we are limited in our potential acquisitions to businesses in which it acquires at least the quantity of voting securities necessary to avoid regulation as an investment company and are limited in our ability to raise capital by sale of the voting securities of its subsidiaries, if such sales lower our voting securities ownership below the requirement minimum.

        Because we will be subject to the reporting provisions of the Securities Exchange Act of 1934, as amended (the “34 Act”), including requirements that we file special reports on Form 8-K whenever it effects a material acquisition, and because Form 8-K requires that we file certified financial statements concerning the operations of acquired properties we intend to consider the availability of certified financial information complying with the requirements of the 34 Act as an important element in evaluating potential acquisitions.

Real Estate Acquisition

        As of the date of this prospectus, we have not acquired or contracted to acquire any specific real properties. We are continually evaluating various potential property investments and engaging in discussions and negotiations with sellers, developers and potential tenants regarding the purchase and development of properties. At such time while this offering is pending, if we believe that a reasonable probability exists that we will acquire a specific property, this prospectus will be amended to disclose the negotiations and pending acquisition of such property. We expect that this will normally occur upon the signing of a purchase agreement for the acquisition of a specific property, but may occur before or after such signing or upon the satisfaction or expiration of major contingencies in any such purchase agreement, depending on the particular circumstances surrounding each potential investment or acquisition. An amendment to this prospectus will describe any improvements that are to be constructed thereon and other information that we consider appropriate for an understanding of the transaction. Further data will be made available after any pending acquisition is consummated, also by means of an amendment to this prospectus, if appropriate.

        You should understand that the disclosure of any proposed acquisition cannot be relied upon as an assurance that we will ultimately consummate such acquisition or that the information provided concerning the proposed acquisition will not change between the date of the supplement and any actual purchase.

        While we will strive for diversification, the number of different properties that we can acquire will be affected by the amount of funds available to us. Our ability to increase our diversification through borrowing could be adversely impacted if banks and other lending institutions reduce the amount of funds available for loans secured by real estate. When interest rates on first mortgage loans are high or financing is otherwise unavailable on a timely basis, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time.

        There is no limitation on the amount we may invest in any single improved property or on the amount we can borrow for the purchase of any property. This policy may be changed by a majority vote of shareholders. We intend to acquire undeveloped properties for both income and capital gain.

        By operating on a leveraged basis, we expect that we will have more funds available for investment in properties and/or real estate investment trusts or partnerships. To date, no such investments have been made. Accordingly no operating data is currently available. This will allow us to make more investments than would otherwise be possible, resulting in a more diversified portfolio. Although we expect our liability for the repayment of indebtedness to be limited to the value of the property securing the liability and the rents or profits derived there from, our use of leveraging increases the risk of default on the mortgage payments and a resulting foreclosure of a particular property. See "Risk Factors-Real Estate Risks." To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be restricted. We intend to obtain such loans to acquire residential, retail and resort properties which includes undeveloped acreage in both the United States and Central America. We intend, through our financial services subsidiaries, to originate, service and warehouse mortgages with respect to acquired properties. We intend to turn over our portfolio only if such a transaction would create greater value for our shareholders.

        We may not borrow money from any of our directors or from any affiliates for the purpose of acquiring real properties. Any loans by such parties for other purposes must be approved by a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction, as fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties.

Potential Acquisitions/Projects

        We have identified a real estate development project in Charlotte County, Florida. The name of the project is Royal Palm Estate Villas which combines a gated community of 500 luxury villas with a class A+ golf club facility. We also intend to develop commercial and retail components adjacent to the gated community as part of the overall development plan.

        The property is a 710 acre parcel which will be utilized for the construction of the gated community comprised of 500 three- and four-bedroom luxury villas, a clubhouse, a championship golf course and a tennis stadium facility. The estimated pre-construction price of the villas will range from $500,000 to $1,000,000 with an average unit price of $750,000. The total estimated construction cost for the project as envisioned is approximately $188 million, with a projected gross revenue after all units have been sold of approximately $381 million, with the potential for an additional $50 million generated from 250 golf memberships.

        We are pursuing financing avenues with two different funding sources for the acquisition, development and construction of the complete project. Through the efforts of a California group formed by Richard Breitbarth, the project has been presented to Emerald Coast Holdings, an investment group specializing in large property developments. Preliminary conversations and negotiations with this group indicate a strong desire to provide the necessary financing for the project. In addition, initiated direct negotiations with another fund source, Trivisonno Investment Co. LLC, for the financing of the project has received a positive response. We are now engaged in detailed follow on discussions with both groups with the intent of securing the property and negotiating a contract to finance the development.

International Properties

        We have also received an offer from an investor in Costa Rica to develop a beach front boutique hotel property on the beaches of Papagayo Peninsula on the Pacific Ocean in Costa Rica. We are currently waiting for a formal proposal from this investor in which he would contribute the parcel of land allocated for the hotel in a project presently known as Ocean One in exchange for equity participation in the finished project.

        A similar transaction has been proposed to us in Punta Chame on the Pacific Coast of Panama, whereby the owners of 600 acres of land, including approximately 1,000 meters of beach front property, would contribute 50% of the value of the land in exchange for equity participation in the overall development project. As currently envisioned, this resort development would include a beachfront hotel, a golf course, and approximately 600 luxury villas.

        There are currently no signed agreements for any of the above-described projects.

Commercial Financial Services

        The following discussion relates to Consolidated Financial Group Services Inc., a wholly owned subsidiary of the Company (“CFG”). CFG is a financial services company. Through its subsidiaries, we intend to provide a broad range of financing and capital markets products, primarily to mid-size businesses. CFG was acquired on November 30, 2003 as part of the Bridge 21 Reorganization Agreement. As a subsidiary of Bridge 21, CFG has not commenced operations.

        Since inception, our business activities have been limited to the orderly compilation of data related to the current financing markets. We have not engaged in any lending activities, and have concentrated our efforts in forging corporate alliances that will ultimate enhance the borrowing, credit worthiness, and funding potential of our business ventures. We have also researched the marketplace to identify potential customers that can generate enough business for the intended initial operations. Any cash flows generated from these activities in excess of cash reserves permitted in the Company’s anticipated debt agreements will be utilized to generate additional lending facilities. We intend to rely on internally generated funds to satisfy our creditors obligations as well as our operating expenses.

        Equity in properties acquired through the use of proceeds of this offering may be utilized to collateralize credit facilities which can provide additional sources of operating capital for this purpose.

        We intend to fund these activities from a variety of available funding sources which may include, among others, capital infusions, borrowings or issuance of debt instruments (i.e. debentures) by Jefferson Capital, which may be credit enhanced via a third party guarantee or issuance of a standby letter of credit in favor of Jefferson Capital, and any other available sources of capital. We do not intend to issue any debt securities in conjunction with providing commercial financial services within the next 12 months.

        We intend to provide a broad range of financing and leasing to commercial enterprises principally in the United States, however, we intend to conduct international business in the future. Financial services which we intend to provide are lending primarily in the form of revolving credit facilities and term loans secured by the assets of the borrower. Through sales financing programs, we also intend to provide term loans and equipment and real estate financing to manufacturers, distributors, vendors and franchisors in order to facilitate product sales.

        We intend to maintain a high quality portfolio and to minimize non-earning assets and write-offs by using clearly defined underwriting criteria, stringent portfolio management techniques and by diversifying our lending activities geographically and among a range of industries, customers and loan products. Because of the intended diversity of our portfolio, we believe we are better able to manage competitive changes in our markets and to withstand the impact of deteriorating economic conditions on a regional or national basis, although there can be no assurance that competitive changes or economic conditions will not result in an adverse impact on our results of operations or financial condition.

        We intend to conduct our intended financing business in several industries including but not limited to corporate finance, transportation, communications, commercial real estate, and medical. We also intend to provide services which include discount finances, factoring, inventory finance, and manufacturer and dealer services.

Employees

        We presently have three full time employees. Staffing levels will be determined as we progress and grow. We also plan to add several employees to our staff. The level of employees is primarily contingent on the level of success of this offering. Our board of directors will determine the compensation of all new employees based upon job description.

Management’s Discussion and Analysis or Plan of Operation

        The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the accompanying Notes thereto.

        At September 30, 2004, the Company did not have any holdings in real estate or any financing portfolio, however, has acquired 100% of the common stock of Panama International Air, S.A., which has a temporary operating certificate to conduct business as a passenger and cargo airline. We will focus on capital appreciation of our future portfolio, and will continue the search for additional sources of capitalization and investments prospects. Management's first priority will be to invest funds generated by any and all financing activities in income producing properties, and to create a financial services portfolio that can generate short-term gains to demonstrate the viability of the business model. We intend to use additional funds generated from property operations, sales, and financings to make selective acquisitions, both multifamily and commercial, including undeveloped acreage, with a preference for properties in markets where we will initially operate. However, because of various real estate industry conditions, including competing entities and individuals and the overall volatility of the real estate market, there is no assurance that we will be able to continue to increase the size of our portfolio.

        We intend to focus our business on real estate development and financial services. We will concentrate on selective financial and real estate markets which we believe will yield the best possible growth opportunity based upon our analysis. Our operating strategy is specifically designed to enhance shareholder value.

Real Estate Acquisition Objectives

        Our company will through various subsidiaries, perform all real estate related services so as to create several profit centers for operations. Such services include development, management, marketing and project financing. We will strive to invest in a diversified portfolio of properties to maximize cash flow and capital preservation while realizing growth and capital appreciation.

Financial Services Objectives

        We believe that there is a growth opportunity in the financial services industry in the areas of commercial finance, consumer credit card finance and accounts receivable financing and factoring. We intend to provide commercial finance primarily in the areas of real estate, equipment and technology. Real estate finance includes acquisition finance, construction finance and capital improvement financing. Equipment finance includes providing loans and leases to assist companies in funding business operations. Technology finance includes offering emerging growth companies term loans and lines of credit.

Liquidity and Capital Resources

        Our initial principal source of cash will be the intended proceeds of the offering along with the sale of Section 1145 Securities. The 1145 securities include 1,250,000 Series A Convertible Preferred Units which were authorized and approved by the Bankruptcy Court in the Order Granting Motion to Approve Shares Matrices (approved March 24, 2004) to be used by the company for the purpose of raising capital and paying brokerage commissions or other fees for services. These 1,250,000 Units are not included in the shares being registered for this offering. We will generate funds through the sale of securities being registered hereby on a self-underwritten "best efforts" basis.. Liquidity after the generation of the initial funds from this offering will be dependent upon the proper management and performance of our property portfolio, and the timely collections of any outstanding loan or receivable financing, proceeds from the sale of real estate, and proceeds generated from enterprises acquired or merged into the Company. Management believes that cash on hand from the proceeds generated by the sale of securities, along with funds provided by property operations and anticipated external sources, such as property sales and other financing activities including possible loans or debentures, is sufficient to fund any needs for operating expenses, property maintenance and capital improvements as well as meet our debt service obligations. Other financing activities includes our intended commercial finance business previously described. Debt service obligations include all payments to be made in connection with the acquisition of properties.

Operating Activities

        As of the date of this prospectus, we have not commenced active operations, however, we have taken some initial steps in implementing our business strategy. We plan to focus part of our real estate development activities on resort properties in the Caribbean and Central America. As part of a total service plan for vacationers and resort guests, not only will we be looking at the acquisition and development of resorts, we will also be looking to provide a total vacation package through the inclusion of a full service tour agency and a regional airline whose routes will be designed to service the resorts that the Company is involved with.

        The Company has taken the first step in this strategy with the purchase of an international passenger and cargo airline. This was accomplished with proceeds from the exercise of warrants for the issuance of shares of our common stock. We acquired 100% of the stock of Panama International Air, S.A., which has an operating certificate to operate as a passenger and cargo airline. The certificate is temporary and will require that we complete the re-certification by the aviation authorities in Panama prior to commencing operations.

        The re-certification process will require the following:

o	Updating the existing operations and maintenance manuals

o	Making a formal presentation to the Aeronautics Authority of Panama that will detail the management team to lead the airline

o	Identify, purchase or lease and re-certify the aircraft to be used for operations.

        To complete the re-certification process we intend to employ the services of an Operations Director, Chief Pilot, Director of Customer Service, Maintenance Director and a Commercial and Financial Director. We have identified these individuals and are in the process of completing final agreements.

        In addition to planned passenger operations, we can also be certified to fly cargo. We are currently conducting our due diligence with respect to determining the value of the contemplated cargo segment of the business. In order to move forward with the re-certification in a timely manner, the Company intends to negotiate for the lease of a 727-222A passenger aircraft to serve as our first operational aircraft. This first aircraft will fulfill the requirements for the initial route of Lima, Peru, Panama City, Panama, Ft. Lauderdale, Florida with return service to the same locations. In addition, we are seeking to identify a DC-10 aircraft available for lease which will be required for the contemplated Latin America to Europe cargo operations.

        As a final segment to our airline and Caribbean resort strategy, we must ensure that the resorts we intend to develop have the necessary marketing support to make them an attractive destination for vacationers. We intend to work with companies that market and sell travel packages and tours to the Caribbean and Latin America. In addition, to expand our intended tour and airline operations in the region, initial conversations have been held with The Decameron Group, owners of a number of hotels in the Caribbean resort market. The Decameron Group has expressed an interest in participating with our company in packaging rooms at their resorts in conjunction with our airline operations. In addition, the Decameron Group has expressed the desire to enter an agreement with our Company whereby they would pre-purchase a certain percentage of flights to airport destinations that service their resorts and also provide space for the placement of our airline ticketing kiosks at their properties. No final agreements have been entered into as of the date of this prospectus.

        In the U.S., we have identified a real estate development project in Charlotte County, Florida (Royal Palm Estate Villas) that combines a gated community of 500 luxury villas with a class A+ golf club facility. We could develop commercial and retail components adjacent to the gated community which would be included in the overall development plan. The estimated pre-construction price of the villas will range from $500,000 to $1,000,000.

        We are pursuing financing avenues with two funding sources for the estimated $188 million construction cost. Through the efforts of a California group formed by Richard Breitbarth, the project has been presented to Emerald Coast Holdings, an investment group specializing in large property developments. Although a strong interest exists, no final agreements have been reached. A second potential funding source, Trivisonno Investment Co., LLC has indicated an interest and we are pursuing more detailed discussions to negotiate terms to finance the development.

        We have also received an offer from an investor in Costa Rica to develop a beach-front boutique hotel property on the beaches of the Papagayo Peninsula on the Pacific Ocean in Costa Rica. We are currently waiting for the proposal whereby the investor would contribute the land for the hotel for equity in the project. A similar transaction has been proposed to us in Punta Chame on the Pacific Coast of Panama, whereby the owners of 600 acres of land, including approximately 1,000 meters of beach-front property, would contribute 50% of the value of the land in exchange for equity participation in the development project. As currently envisioned, this resort development would include a beach-front hotel, a golf course and approximately 600 luxury villas.

        Our financial service activities include the identification of a mortgage program which includes complete operational procedures and a business development plan that we could implement to develop a portfolio of residential and commercial mortgages. In addition, we intend to institute a factoring program which will initially finance medical accounts receivable and subsequently enter the commercial purchase order financing and accounts receivable financing market.

        We initially intend to establish a reserve for working capital in the amount of 1% of the gross proceeds of this offering. Working capital reserves are typically utilized for non-operating expenses such as tenant improvements, leasing commissions, and major capital expenditures.

        The net proceeds of this offering will provide funds to enable us to purchase properties. It will be our general policy to acquire properties free and clear of permanent mortgage indebtedness by paying the entire purchase price of each property in cash or for equity securities, or a combination thereof, and to selectively encumber all or certain properties, if favorable financing terms are available, following acquisition. We intend to leverage properties we purchase to acquire additional properties to increase cash flow and provide further diversity. We currently have no off-balance sheet arrangements to report. In the event that this offering is not fully sold, our ability to diversify our investments will be diminished.

Dividend Policy

        We have not paid cash dividends on our common stock since inception. We currently intend to retain any future earnings for use in the expansion of the business, however, we do not intend to pay shareholder dividends. The declaration and payment of cash dividends, if any, will be at the discretion of the Board of Directors of the Company and will depend, among other things, upon our earnings, capital requirements, and financial condition.

MANAGEMENT

        Set forth below is certain information concerning the directors and executive officers of the Company. Each director shall serve one year terms until June 2005 when the Company will elect directors at its annual meeting. None of our directors serve as directors for any reporting companies.

        Upon funding from this offering, Mr. Cervera, Mr. Pappas, Mr. Martinez and Mr. Wood will be full-time with the Company. The other officers and directors will work on a part-time basis.

Name	Age	Position	Since
Michael A. Shiffman	62	Chairman of the Board of Directors	Inception
Augustus A. Cervera	51	CEO, President and Director	Inception
Samuel L. Pappas	39	Vice President, Secretary, Director	Inception
Daniel Martinez	47	Executive Vice President, Director	Inception
Mark A. Wood	54	Vice President, Director	Inception
Jay Shapiro	41	CFO, Treasurer, Director	Inception
David Lichtenstein	56	Director	Inception
Leonard R. Davies	61	Director	Inception
Lane S. Yago	50	Director	Inception

Biographies

MICHAEL A. SHIFFMAN – Chairman of the Board of Directors

        From 1997 to present, Michael A. Shiffman has been a founding partner of Lanahan & Reilley, a California based law firm. He is an experienced and practical business lawyer in charge of the Real Estate Transactions Group. With a long history in business transactions and litigation, Mr. Shiffman now concentrates in the transactional real estate and business arena. Drawing on his experience of owning and operating real estate brokerage firms, he represents brokers for many of their business needs and helps investors with complex matters. He has sourced hundreds of millions of investment dollars for U.S.-based businesses and real estate ventures. Mr. Shiffman is adept in counseling start up businesses of all types. He provides advice on company formation, licenses, trademarks, import, export and off-shore manufacturing, as well as financing strategies. He represents wineries and wine-related businesses as general counsel. Currently, Mr. Shiffman serves as a Board Member for the Original San Francisco Toymakers & Technica, U.S.A. He formerly served as a Director of a major financial institution being appointed by the Federal Home Loan Bank. Mr. Shiffman served as an officer of Milinx Business Group, Inc. for approximately eight months where he provided temporary officer leadership when the company became insolvent and the company required assistance in filing reports and taking necessary actions. Mr. Shiffman conducted no business and received no compensation during his tenure. Mr. Shiffman received his L.L.B from Lincoln University, magna cum laude and was class valedictorian and the editor of the Lincoln University Law Review. He has traveled extensively and represented numerous foreign investors for their US operations and maintains strong relationships and friendships in many countries, especially in Southeast Asia.

AUGUSTUS A. CERVERA – CEO, President, Director

    From 1998 to the present, Mr. Cervera, has served as the Managing Director, President, COO and CFO of Bridge-21 Holdings, LLC, a California Limited Liability Company engaged in property and portfolio management as well as business development consulting. From 1999 to 2002, Mr. Cervera served as Executive Vice President and Strategic Financial and Business Planner for Global Medical Access, Inc. Mr. Cervera also served as COO and CFO at BioSynergy Nutriceuticals, Inc., a raw materials supplier for the nutrition industry, through 2002. Mr. Cervera has held various financial and director positions for companies in such diverse fields as real estate development, construction, insurance, medical, hospitality, and financial services. Mr. Cervera has been the Treasurer for three public entities which include Charcoals Holdings, Inc. (1991 - 1992), Prescription Corporation of America, Inc. (1990 - 1991), and The Kentucky Horse Center, Inc. (1981 - 1983). Mr. Cervera attended the University of Panama, Florida International University, and the University of Miami. He has a Bachelors degree in Business Administration, and has completed several MBA courses. Mr. Cervera filed for protection from creditors under Chapter 7 of the U.S. Bankruptcy Code and received a discharge in bankruptcy in February 1991.

SAMUEL L. PAPPAS – Vice President, Secretary, Director

    From 1989 to present, Mr. Pappas has conducted business as an attorney whose practice emphasizes corporate and commercial law. He received his law degree (J.D.) in 1989 from Washington University in St. Louis and his BA in Political Science and minor in Economics in 1986 from Northwestern University in Evanston, Illinois. His emphasis was on corporate law, taxation and real estate law. He is currently licensed to practice law in the State of Illinois. From 1999-2001, Mr. Pappas was Senior Attorney for Transamerica Finance Corporation in Rosemont, Illinois where he provided legal support for Commercial Real Estate, Structured Finance and Mezzanine Finance subsidiaries. He reviewed and revised corporate policy with respect to loan originations, loan closings and statutory/regulatory matters. He also reviewed due diligence items on a day-to-day basis, restructured distressed/defaulted loans, and responded to intercreditor and various other legal issues. From 1998 to 1999, Mr. Pappas was an attorney with the Chicago law firm of Katten Muchin Zavis. He represented large institutional clients in various types of commercial real estate and financial transactions. He structured acquisitions and refinancing of industrial facilities, major shopping centers, small and medium size retail/office facilities, nursing homes, mobile home parks, and major apartment/townhouse complexes. He completed multi-state projects with extensive negotiation, preparation and diligence from start to finish and performed extensive zoning analysis for many types of properties.

DANIEL MARTINEZ – Executive Vice President, Director

    From October 2000 to present, Mr. Martinez has served as the acting President of Interaxx Technologies, Inc., a public company primarily engaged in the development of hardware and software for Internet applications, (OTCBB). Interaxx Technologies, Inc. completed a Court-approved bankruptcy under Chapter 11 on April 1, 2003. Mr. Martinez has not participated in any related party transactions with the Company. He has also served as president of the group of companies, including Jefferson Capital Interests, Inc., that emerged from the Chapter 11 bankruptcy as stand alone public companies after the successful reorganization of Interaxx, and the creation of a recovery model, which successfully harvested the new entities and helped in the preservation of the equity position of the original shareholders. From 1997 to October 2000, Mr. Martinez served as a Director and Senior Vice President of Interaxx Technologies. From 1994 to 1996 Mr. Martinez served as Chief Operating Officer for Solar Health Plans of Florida, a health care organization, achieving the company's expansion goals and increasing the patient base from 3,000 in 1994 to 18,000 in 1996, while maintaining reduced costs levels. Mr. Martinez attended Embry-Riddle University and the University of Miami's School of Business.

MARK A. WOOD – Vice President, Director

     From 1999 through November of 2001, Mr. Wood served as the Chief Technical Officer and co-founder of Immersion Entertainment Inc. Since July 2001, Mr. Wood has been a Director of the Interaxx companies and he served as Vice President of Interaxx since January 2003. He was part of the management team that developed and implemented the company's reorganization plan, which resulted in the successful emergence of the companies from Chapter 11 Bankruptcy proceedings, and the creation of Jefferson Capital Interest, Inc. Mr. Wood has not participated in any related party transactions with the Company. Mr. Wood has over 22 years hands on experience in High Tech R&D, Business Development, and Product Development and Marketing. The founder of three high tech companies, Mr. Wood has been involved in the development of the first Touch Screen Tablet Computer with embedded CD-ROM drive, the computer industry's first fully featured under $1,000.00 desktop PC, and state of the art wearable computers with virtual reality head mounted displays. He is also the inventor and developer of a mobile wireless television broadcast distribution system using virtual reality head mounted display receivers for use at live sports and entertainment events. Mr. Wood holds a Bachelor of Aerospace Engineering Degree (BAE 1971) from the Georgia Institute of Technology and a Master of Science in Ocean Engineering from Florida Atlantic University (MSOE 1977). He was a faculty member in the State University System of Florida for 4 years teaching Ocean Engineering at Florida Atlantic University, and Managing the State's Oceanographic Research Vessel Fleet.

JAY S. SHAPIRO – CFO, Treasurer, Director

     From 1987 to present, Mr. Shapiro has been a Certified Public Accountant in the State of Florida and an active member in both the American and Florida Institute of CPA’s. He graduated from the University of Central Florida in 1984 with a Bachelor of Arts and went on to earn his second Bachelors degree in Business Administration from Florida Atlantic University in 1986. Prior to forming his own firm in April 1991, Mr. Shapiro spent five years with the “Big Six” accounting firms of Coopers & Lybrand and Ernst & Young. He has consulted on a wide range of complex business, financial and tax issues and is an excellent technician in may areas of taxation and general accounting. Mr. Shapiro has extensive industry experience in real estate, hotels, restaurants, homeowner associations, manufacturing, retail, health care and many professional service firms. Since 1991 Mr. Shapiro’s firm has been offering professional services ranging from business acquisitions and valuations, corporate and individual income tax preparation, accounting and review services, IRS representation, small business consulting and personal financial planning. Mr. Shapiro also offers litigation support services, as he has been qualified as an expert witness in Broward, Palm Beach, and Dade counties in matters of commercial litigation.

DAVID LICHTENSTEIN – Director

         From 1974 to present, David Lichtenstein has been involved with all facets of Denver real estate. He earned the professional designation of Certified Residential Broker (CRB), and is also a member (CCIM) of Commercial Investment Real Estate Council through the Real Estate National Marketing Institute. He worked at Grumman Aircraft Corporation for a year before entering military service 1971 to 1974. Following his tour of duty, he moved to Denver, Colorado. From 1974 to 1976, he worked with Moore Realty in residential re-sales, receiving his real estate license in 1974 and broker’s license in 1975. Joining Heller-Mark, 1977 to 1980, he became sales manager of the Cherry Creek office in 1978, heading a sales staff of over 30 people in residential re-sales. In 1982, Mr. Lichtenstein bought a Re/Max franchise and started his own firm under the name Re/Max Metro Properties. Within three years it had grown to three offices and 70 agents, grossing over $100 million a year in residential and commercial sales. In conjunction with the real estate sales business, he formed a construction company for luxury single family homes and a casualty insurance company. Selling his interest in Re/Max in 1989, he then joined the Builder Marketing Group and headed the residential resale division, augmenting the company’s efforts to market new housing developments and trade program. He also worked substantially with commercial banks and savings and loan firms on foreclosures – marketing and sales of commercial and bulk residential real estate properties, which eventually lead him to become involved in commercial real estate. In 1991 he opened Lichtenstein & Co / Metro Brokers specializing in commercial real estate along with building construction. In 2000, Mr. Lichtenstein refocused his business to pursue residential real estate brokerage. Mr. Lichtenstein graduated from New York University in 1970.

LEONARD R. DAVIES - Director

    From 1981 to present, Mr. Davies has acted as the Managing Director of International Merchant Bank Limited, a small, privately owned, restricted license offshore bank, incorporated and operated in the Bahamas since 1965. Mr. Davies was born in Sydney, Australia in 1943 and was educated at James Cook Memorial College. He qualified as an Australian Chartered Accountant in 1970. He worked for Price Waterhouse in Sydney for several years before moving to Nassau in The Bahamas in 1973 and worked for Price Waterhouse there until 1977. From 1978 to 1981 he was the Controller of the Bank of New Providence, a Bahamian bank, 50% owned by Chemical Bank at that time. Mr. Davies was admitted to the Institute of Chartered Accountants in The Bahamas in 1978. He is a licensed Bahamas Chartered Accountant. Mr. Davies is the major shareholder in Brittany Investment Company Limited, a licensed Bahamian Financial Service Provider. He is experienced in all phases of financial services, offshore company incorporation and management.

LANE S. YAGO - Director

    Mr. Yago currently serves as a director of the Company. From October 2001 to October 2002, Mr. Yago was Technology Team Leader for Jones & Stokes. From October 2000 to June 2001 he was Vice President, Business Development of Montclare Technologies where he took over all sales and marketing activities in this technology-driven Internet consulting company and brought the company through its largest quarter in its history. From February 2000 to August 2000, Mr. Yago was Chief Web Officer and President of the Accelerator Group Newhouse Consulting. He joined this young management consulting group initially to create their virtual infrastructure enabling the organization to collaborate without a central office via the browser. From August 1999 to January 2000, he was co-founder and CEO of The Continuing Education Channel.com, where he conceptualized the business model. Mr. Yago obtained his degree in 1999 from the JFK School of Management, Entrepreneurial Excellence Program. In 1978, he was enrolled in the M.S/Ph.D. graduate program, Pharmacology, University of Southern California and left the program prior to completion to join Analytichem Int'l. He received his B.S. Chemistry & Biochemistry from the University of Maryland in 1976.

Summary Compensation Table

        The following table sets forth information concerning the aggregate compensation paid or to be paid by the Company to its executive officers.

	Annual Compensation			Long-Term Compensation Awards		All Other Compensation
Name	Fiscal Year	Salary	Bonus	Restricted Stock Awards ($) (#)		Securities Underlying Options	Matching 401k	Group Life Insurance Premium
Augustus A. Cervera	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Samuel L. Pappas	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Daniel Martinez	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Mark Wood	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Jay Shapiro	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Michael Shiffman	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Leonard Davies	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

David Lichtenstein	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Lane Yago	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

We may hire additional executive employees and/or change the compensation paid to and benefits received by our current executive employees, as our Board of Directors deems advisable or necessary. We plan to reimburse our executive employees for all travel expenses incurred in connection with the business of the Company. To date, the Company’s Board of Directors has not adopted any retirement, pension, profit sharing or other similar programs for our executive employees.

Future Compensation

        Upon approval of our Board of Directors, we may increase the current levels of compensation to employees, officers, or directors either through the use of additional wages, incentive programs, restricted stock awards, or otherwise. For serving the next one year term, each director is entitled to 50,000 options exercisable at $.50 per share of common stock, however, the options may not be exercised before March 15, 2005, but must be exercised prior to March 14, 2006. We also intend to commence an Executive Compensation Agreement (the "Agreement") to be entered into by our executives upon funding of the offering. The Agreement will provide for a one year term with base compensation for the duties associated with each executives' job description. Pursuant to the Agreement, each executive will, subject to individual performance, be eligible for potential bonuses to be determined by the Board. The executive shall be entitled to participate in all medical and hospitalization plans, group life insurance and any other benefit plans made available to all officers and directors. We have also commenced an Executive Compensation Agreement for the members of our Board of Directors. This agreement provides for $24,000.00 annual directors fees for active directors. There is no current public trading market for the Company's securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During the period commencing from the Company's inception, there have been no transactions where the Company was a party and any of its officers or directors had a direct or indirect material interest. As per Corporate Resolution dated January 28, 2004, our Board of Directors approved an extension of the expiration dates for the Warrants, as follows: A Warrant - exercise date April 14, 2005; B Warrant - exercise date August 16, 2005; C Warrant - exercise date November 15, 2005. Under this Corporate Resolution the Board of Directors also approved a modification of the price of all warrants for a period of 30 days after the official mailing of a letter informing shareholders of the modification as follows: The approved exercise prices for this temporary discount were: A Warrant - $2.00; B Warrant - $4.00; C Warrant - $6.00. The Warrants which were exercised were part of the Series A Convertible Preferred Units given to our shareholders as a result of the bankruptcy. All unitholders were given the opportunity to exercise the A, B and C warrant contained in each Unit at a one-time discount to each Warrant's respective price. No new Warrants were issued and no options were granted. None of the Warrants were exercised by any of our executive officers.

        The following table represents the result of the exercise as of the closing date of April 10, 2004.

NUMBER OF SHAREHOLDERS	AMOUNT RECEIVED	UNITS WITH WARRANTS	SHARES ISSUED
9 Shareholders	$227,070.04	37,845	113,535
Total	$227,070.04	37,845	113,535

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information as of the date of this prospectus with respect to the beneficial ownership of our common stock by each beneficial owner of more than 5% of the outstanding shares of common stock of the Company, each director, each executive officer named in the “Summary Compensation Table” and all executive officers and directors of the Company as a group, and sets forth the number of shares of common stock owned by each such person and group. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.

		Percentage of Outstanding Common Stock Owned
Name of Beneficial Owner	Number of Shares Beneficially Owned	Before Offering	After Offering	After Exercise of All Warrants
Augustus Cervera	3,890,487	58.60%	45.04%	29.04%

Samuel L. Pappas	625,132	9.42%	7.24%	4.67%

Daniel Martinez	1,250,264	18.83%	14.47%	9.33%

Mark A. Wood	312,566	4.71%	3.62%	2.33%

Jay Shapiro	312,566	4.71%	3.62%	2.33%

Michael Shiffman	0	0%	0%	0%

Leonard Davies	0	0%	0%	0%

David Lichtenstein	0	0%	0%	0%

Lane S. Yago	0	0%	0%	0%

All directors and executive officers
as a group (9 persons) (1)	6,391,015	96.27%	73.98%	47.70%

(1) There are no arrangements which may result in a change of control.

DESCRIPTION OF SECURITIES

Common Stock

        The authorized common stock of the Company consists of 35,000,000 shares, with each share having a par value of $.001. As of the date of this Prospectus, there were 6,877,617 common shares issued and outstanding, there were also 987,547 Series A Convertible Preferred Units issued and outstanding. There were approximately 25 holders of common stock as of the date of this Prospectus. There were approximately 500 holders of Series A Convertible Preferred Units. Two million shares of common stock are being offered pursuant to this registration.

        Holders of common stock are entitled to one vote per share on all matters submitted to a vote of our shareholders and may not cumulate votes for the election of directors. Holders of the common stock have the right to receive dividends when, as, and if declared by the board of directors from funds legally available. Upon liquidation of the Company, holders of the common stock are entitled to share pro rata in any assets available for distribution to shareholders after payment of all obligations of the Company. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All shares of common stock have equal rights and preferences.

Series A Convertible Preferred Units and Warrants

Description of the Series A Convertible Preferred Unit and Exercise Provisions:

        The Series A Convertible Preferred Unit (the "Unit") is a security that is five (5) securities in one. In the event one or more of the four embedded, non-tradable and strippable securities have been exercised, purchased or converted, the Unit becomes a "Stripped Unit" and is not tradable. A Unit is only tradable in the event that a market develops and only where the number of Units represented by the Unit Certificate remains equal to the four embedded securities. THIS IS A STRIPPED UNIT CERTIFICATE AND IS NOT TRADABLE. "Stripped" means that where any one of the Series A Convertible Preferred Units, A Warrant, B Warrant and C Warrant have been purchased, converted or exercised, the Unit is no longer tradable in its original amount because it is no longer a whole Unit. The underlying Common Stock that these securities can be converted into is freely tradable shares pursuant to Section 1145.

        In the event any of the embedded securities are exercised, purchased or otherwise stripped from the Unit, a new tradable Unit Certificate is to be issued to the holder for the remaining equal parts; if any. A non-tradable Stripped Unit Certificate will be issued to the holder for the remaining unequal parts. On November 16, 2005, unless extended by the Company, all outstanding Unit Certificates will be called thereby expiring the unexercised Warrants and issuing Common Stock to the holder in exchange for the unconverted Series A Convertible Preferred Units that is to be deemed converted. There are no trading restrictions on the converted Common Stock.

        The Series A Convertible Preferred Unit consists of four embedded securities: one (1) share of common stock and three (3) common stock Warrants.

        The Series A Convertible Units were approved in bankruptcy as a means for former shareholders and creditors to maintain an interest in the post-petition companies by receiving one Unit for each share held or in the case of creditors one Unit for each $2.00 in debt. In addition, the Warrants serve as a self-capitalizing device for each of the companies since each Unit has the potential to raise $16.50 for the Company. The Unit structure requires that two Warrants must be exercised prior to releasing the share of common and the two additional shares of common from the Warrant exercise. This means that a total of $9.00 is required to receive three shares. This creates a cost basis of $3.00 per share and because our offering is priced at $3.00, precludes speculators from using the Units to short sell the shares.

        The A Warrant must be exercised at $3.50 before midnight April 14, 2005 unless extended by the Company.

        The B Warrant must be exercised at a price of $5.50 before midnight August 16, 2005 unless extended by the Company.

        The C Warrant must be exercised at a price of $7.50 before midnight November 15, 2005, unless extended by the Company.

        Each Warrant exercised entitles the holder to one share of common stock.

        As part of the plan of reorganization, 94,846 Series A Convertible Preferred Units (the "Units") were approved for issuance to creditors and subsequently 246,994 Units were approved to be issued to the Shepherd Group. The common share component of the Units was to be issued to the creditors who retained the balance of the stripped Unit and the Shepherd Group and both retained the balance of the stripped Unit. The shares have been issued, however, the stripped Unit has not yet been issued. The A, B and C Warrants contained in the stripped Unit are exercisable under the same terms as all other Units approved in the reorganization. The Board of Directors approved the issuance of three shares for each two shares held by the creditors and the Shepherd Group based on the fact that the shares would be restricted securities in accordance with Rule 144 as opposed to freely tradeable as 1145 securities.

        The Board of Directors took this action to protect the initial trading market, if any, in the Company's common stock. With restricted shares, the market would not be negatively impacted with the potential sale of the large number of shares held by these two groups.

Other Securities

        Although the approved bankruptcy reorganization security is a Series A Convertible Preferred Unit, there are currently no preferred shares or other debt or equity securities issued or outstanding. Pursuant to an amendment to the articles of incorporation, we are currently authorized to issue up to 15,000,000 shares of preferred stock, the rights and preferences of such will be determined by the board of directors.

Transfer Agent and Registrar

        The Transfer Agent for the common stock is: Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

Where You Can Find Additional Information

        For further information with respect to the Company and the shares offered hereby, reference is made to such registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the Commission’s principal office location at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. You may also obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission also maintains a site at http://www.sec.gov that contains information regarding registrants that file electronically with the Commission.

Delivery of Annual Reports to Shareholders

        We will not send annual reports including audited financial statements to shareholders. We are required to file reports with the Securities and Exchange Commission. Such reports include Form 10K-SB, Form 10Q-SB, Form 8-K and proxy forms pursuant to Section 14 of the Exchange Act of 1934, as amended. Shareholders may obtain any of these reports, including annual audited financial statements on Form 10K-SB, online at www.sec.gov.

PLAN OF DISTRIBUTION

        We are offering 2,000,000 shares of common stock through our officers and directors on a “best efforts” basis at a purchase price of $3.00 per share. This offering will begin as of the date of this Prospectus and will expire whenever all of the shares are sold, or 12 months after the date of the Prospectus, whichever comes first. We are managing this offering without an underwriter. The shares will be offered and sold by all of our officers none of whom are subject to the disqualification provisions of Rule 3a4-1. These officers will not receive a sales commission or other compensation, except for reimbursement of expenses actually incurred on behalf of our Company for such activities. In connection with their efforts, they will rely on the safe harbor provisions of Rule 3a4-1 of the Securities and Exchange Act of 1934. Generally speaking, Rule 3a4-1 provides an exemption from the broker/dealer registration requirements of the 1934 act for associated persons of an issuer. No one has made any commitment to purchase any or all of the shares. Rather, the officers and directors will use their best efforts to find purchasers for the shares. We cannot state how many shares will successfully be sold.

        No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and if given or made, that information or representation must not be relied on as having been authorized by our Company. This prospectus is not an offer to sell or a solicitation of an offer to buy any of the securities to any person in any jurisdiction in which that offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances, create any implication that the information in this Prospectus is correct as of any date later than the date of this Prospectus.

        Purchasers of shares either in this offering or in any subsequent trading market that may develop must be residents of states in which the securities are registered or exempt from registration. Some of the exemptions are self-executing, that is to say that there are no notice or filing requirements, and compliance with the conditions of the exemption render exemption applicable.

        We reserve the right to reject any subscription in full or in part and to terminate this offering at any time. Once the minimum offering amount has been subscribed for, officers, directors, present stockholders of the Company and persons associated with them may purchase some of the shares. However, officers, directors, and their affiliates shall not be permitted to purchase more than 20% of the shares being sold and such purchases will be held for investment and not for resale. In addition, no proceeds from this offering will be used to finance any such purchases.

Our Shares are Subject to the "Penny Stock Rules"

        Our securities are subject to the SEC's "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. And, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These rules may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market.

Disclosure of Commission Position On Indemnification For Securities Act Liabilities

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Market for Common Equity and Related Stockholder Matters

        Prior to this offering, there has been no public market for our common stock. At the present time neither any National Securities Exchange nor the NASDAQ stock market lists the securities offered. There is no public trading market for the common stock of our Company. There are outstanding 6,877,617 common shares as of the date of this Prospectus. We are currently offering 2,000,000 common shares through this offering. There are 987,547 A,B and C Warrants currently outstanding convertible into our common stock at $3.50, $5.50 and $7.50, respectively. We have registered no shares in this offering for any selling security holder. No additional shares will be eligible for sale which could have a material adverse effect on the market price of our securities.

LITIGATION

        As of the date of this Prospectus, neither the Company nor any of our officers or directors is involved in any litigation either as plaintiffs or defendants. As of this date, there is not any threatened or pending litigation against us or any of our officers or directors.

LEGAL OPINIONS

        Mark C. Perry, P.A., 2455 E. Sunrise Boulevard, Suite 905,Fort Lauderdale, Florida, 33044 has passed upon the validity of the issuance of our shares of common stock being offered.

EXPERTS

        Our financial statements for the year ended December 31, 2003 and interim period ended June 30 , 2004 appearing in this Prospectus have been included in reliance on the report of Berkovits Lago & Co., LLP, 8211 W. Broward Boulevard, Ft. Lauderdale, Florida 33324 independent auditors, given upon the authority of said firm as experts in auditing and accounting. Our prior auditor, Chinye & Company, was initially engaged on February 18, 2004 and resigned based on not being PCAOB approved with the SEC. Their report did not contain an adverse opinion and there were no disagreements between the prior and current auditors as to accounting principles or practices, financial statement disclosure or auditing scope or procedure. The board of directors approved the decision to change auditors. The auditor had no comment or concern on internal controls nor did the auditor receive any information causing him not to rely on management's representations. There were no disagreements between our board of directors and the prior auditor. The prior auditor has responded fully to all inquiries of the current auditor who was retained on June 1, 2004. There were no issues of disagreement and the current auditor did not provide any written observations other than the auditor's report.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
FINANCIAL STATEMENTS
DECEMBER 31, 2003

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
FINANCIAL STATEMENTS
DECEMBER 31, 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Jefferson Capital Interests, Inc.
Naples, Florida

We have audited the accompanying balance sheet of Jefferson Capital Interests, Inc. (a Development Stage Company) as of December 31, 2003, and the related statements of operations, stockholders’ deficit and cash flows for the year then ended and for the period from December 26, 2002 (inception) to December 31, 2003. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jefferson Capital Interests, Inc., as of December 31, 2003, and the results of its operations and its cash flows for the period then ended and for the period from December 26, 2002 (inception) to December 31, 2003 in conformity with United States generally accepted accounting principles.

Berkovits, Lago & Company, LLP

Fort Lauderdale, Florida
October 1, 2004

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
BALANCE SHEET
DECEMBER 31, 2003

ASSETS

CURRENT ASSETS:
Cash	$219

Total assets	$219

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accrued Interest Payable	$150
Debenture note payable	10,000

Total current liabilities	10,150

STOCKHOLDERS' DEFICIT:
Preferred Stock, $.001 par value, 15,000,000 shares
authorized, none issued and outstanding	-
Common stock, $.001 par value, 35,000,000 shares
authorized, 94,846 shares issued and outstanding	95
Additional paid-in-capital	100
Deficit accumulated during development stage	(10,126)

Total stockholders' deficit	(9,931)

Total liabilities and stockholders' deficit	$219

The accompanying notes are an integral part of these financial statements

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS

	For the year ended December 31, 2003	Cumulative from December 26, 2002 (inception) to December 31, 2003
REVENUES	$--	$--

START-UP EXPENSES:
Interest Expense	150	150
Legal fees	5,000	5,000
Other start-up expenses	4,976	4,976

	10,126	10,126

NET LOSS	$(10,126)	$(10,126)

Loss per share of common stock
outstanding - basic and diluted	$0.11	$0.11

Weighted average number of shares
outstanding - basic and diluted	94,846	94,846

The accompanying notes are an integral part of these financial statements

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
Statement of Stockholders’ Deficit
For the period from December 26, 2002 (inception) to December 31, 2003

	PREFERRED STOCK		COMMON STOCK
	SHARES	AMOUNT	SHARES	AMOUNT	ADDITIONAL PAID-IN CAPITAL	DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE	TOTAL
Balances at December 26, 2002	--	--	--	$--	$--	$--	$--
Stockholder contribution	--	--	--	--	100	--	100
Common stock issued to vendors
in bankruptcy along with stripped warrant units	--	--	94,846	95	--	--	95
Net loss	--	--	--	--	--	(10,126)	(10,126)

Balances at December 31, 2003	--	--	94,846	$95	$100	$(10,126)	$(9,931)

The accompanying notes are an integral part of these financial statements

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS

	For the year ended December 31, 2003	Cumulative from December 26, 2002 (inception) to December 31, 2003
OPERATING ACTIVITIES:
Net loss	$(10,126)	$(10,126)
Adjustments to reconcile net loss to net cash used in operating activites
Change in liabilities:
Increase in:
Accrued interest payable	150	150

NET CASH USED IN OPERATING ACTIVITIES	(9,976)	(9,976)

FINANCING ACTIVITIES:
Proceeds from debenture notes	10,000	10,000
Issuance of stock	95	95
Shareholder contribution	100	100

NET CASH PROVIDED BY FINANCING ACTIVITIES	10,195	10,195

NET INCREASE IN CASH	219	219
CASH:
Beginning of period	--	--

End of period	$219	$219

The accompanying notes are an integral part of these financial statements

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2003

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Jefferson Capital Interest, Inc. (the “Company”) was incorporated on December 26, 2002 as a Maryland corporation. The Company is one of four successor entities resulting from a second joint plan of reorganization filed under Chapter 11 by Interaxx Technologies, Inc. (bankruptcy case #99-32829-BKC-PGH) and Interaxx Network, Inc. (bankruptcy case #99-31551-BKC-PGH). The Company was one of four entities formed for the purpose of making a diversified distribution of securities to the existing shareholders and creditors of the reorganized companies. Under such plan, the Company distributed reorganization securities pursuant to an exemption under Section 1145 of the Bankruptcy Code (see Note 3). The Company was organized to pursue opportunities in the financial services, real estate, and securities markets.

On November 30, 2003, the Company completed a reorganization agreement with Bridge-21 Holdings, Inc. and subsidiaries (“B21“a Florida Corporation) which was formed with the explicit intent of providing financial services, as well, as real estate services. The Board of Directors of both companies approved such agreement on December 1, 2003 with an effective date of November 30, 2003. The Board authorized the issuance of 6,251,322 shares of common stock to effect the agreement. Such shares were not issued to stockholders of B21 until May of 2004, accordingly the acquisition has not been reflected in the accompanying financial statements.

Neither, the Company or B21 have any holdings in real estate or any financing portfolio. B21 has been in negotiations for several months with various corporations to form corporate alliances that would provide funding for its financing activities as well as facilities for credit enhancements so that the company can secure favorable lines of credits for investment purposes.

Cash and Cash Equivalents

For the purposes of reporting cash flows, the company considers, cash on hand, cash on deposit, money market funds (if any) and certificates of deposit with original maturities of less than three months (if any) to be cash equivalents.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2003

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loss per share

The Company follows the guidelines of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128) in calculating its loss per share. Basic loss per share (“LPS”) is computed using the weighted average number of common shares outstanding during the period. Diluted LPS is computed using the weighted average number of common and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares consist of common stock that is issuable upon the exercise of warrants. No adjustments to earnings were made for purposes of per share calculations. The Company has a reported loss. As a result any common stock issuable upon the exercise of warrants have been excluded from the calculation of LPS because its inclusion would be anti-dilutive.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affects certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Income Taxes

The Company follows Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NOTE 2 – DEBENTURE NOTE PAYABLE

On November 14, 2003, the Company signed a one-year promissory note in the sum of $10,000, at 12% annual interest rate payable quarterly. The Lender has the option to exchange the unpaid principal sum and all accrued interest for common shares of the Company at a rate not greater than $1.00 per share or at a percentage equal to one third of the trading value of the common shares should the common shares be trading at less than $3.00 per share at time of conversion. Debenture will be convertible on November 14th, 2004.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2003

NOTE 3 – STOCKHOLDERS’ EQUITY

As part of the Amended Reorganization Plan, the Company was authorized to issue Warrant Units under Section 1145 of the United States Title 11 Bankruptcy Code. As of December 31, 2003, a total of 2,511,537 Series A Convertible Preferred Units consisting of one share of common stock and Warrants A, B, and C, were issued. Warrant Units are not actual issuance of common stock but the right to receive common stock upon the exercise of the attached warrants. As of December 31, 2003, 94,846 shares of common stock were issued to holders of 1145 units, and were outstanding. Also a total of 2,511,537 units that included all warrants A, B, and C were outstanding as of December 31, 2003. At December 31, 2003, 2,416,691 warrant units that included the common share component were outstanding because the 94,846 common stock share component of the creditors’ units had been removed to issue certificates of shares of common stock per a March 2003 arrangement with the creditors.

In addition, under a resolution dated December 15, 2003, the Board of Directors authorized the issuance of 3 for 2 common restricted stocks to the holders of 94,846 Stripped Common Stock Shares, which were issued May 7, 2004. The board also authorized the issuance of 246,994 Warrant Units to a group of shareholders known as the Shepherd Group that were the financial supporters of the bankruptcy proceedings, and subsequently the stripping of the common share component and the 3 X 2 split that resulted in the issuance of 370,491 shares of common stock on May 7, 2004. The Series A Convertible Preferred units with embedded warrants A, B, and C have not yet been issued.

NOTE 4 — DEVELOPMENT STAGE COMPANY

Operations prior to December 31, 2003 were devoted primarily to reorganization, sourcing of capital, and corporate alliances, as well as other administrative functions. Under Financial Accounting Standard Number 7, the Company is considered a development stage enterprise.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2003

NOTE 5 – INCOME TAXES

The difference between the tax benefit rate and the statutory rates is as follows:

	For the year Ended December 31, 2003	Cumulative from December 26, 2002 (inception) to December 31, 2003
Statutory tax benefit rate	35%	35%
Inability to utilize operating loss carry forward	(35%)	(35%)

Effective tax benefit rate	--	--

The deferred tax benefit is comprised of the following:

	For the year Ended December 31, 2003	Cumulative from December 26, 2002 (inception) to December 31,2003
Deferred tax benefit:
Income tax deferred	$3,492	$3,492
Less: valuation allowance	(3,492)	(3,492)

	--	--

At December 31, 2003 the Company has approximately $10,000 of operating loss carry forwards expiring in 2018.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2003

NOTE 6 – SUBSEQUENT EVENT

Acquisition

In May 2004, as disclosed in note 1, the Company issued 6,251,322 shares of common stock in exchange for all the issued and outstanding shares of Bridge-21 Holdings, Inc. and subsidiaries. This acquisition will be accounted for as a capital transaction.

On August 8, 2004, the Board of Directors approved the acquisition of 100% of the outstanding stock of Panama International Air, S.A., a Panama company that has as its asset a Temporary Operation Certificate, to operate as a scheduled passenger, cargo and mail airline. The Company completed the transaction through its Panama subsidiary CFG Investments, S.A., on August 30, 2004.

Promissory Note

On February 4, 2004, the Company signed a one-year unsecured promissory note in the sum of $25,000, at 12% annual interest rate payable quarterly. The Lender has the option to exchange the unpaid principal sum and all accrued interest for 56,000 options of the Company’s common stock (with associated warrants A, B and C). This debenture will become convertible on February 8, 2005.

Stockholders’ Equity

On January 28, 2004, the Board of Directors approved a plan to modify the exercise price of the three Warrants (Warrants A, B, & C) for a limited 30 day period of time, in order to enable the shareholders to convert the warrants to free trading shares of stock at an average price which the Board believe will be below the initial offering of the SB-2 filing. For those shareholders who exercise warrants within a 30-day period, the prices will be discounted by $1.50 per Warrant. Thus, the A Warrant may be exercised for $2.00, the B Warrant may be exercised for $4.00 and the C Warrant may be exercised for $6.00. At the closing date of April 10, 2004, the holders of 37,845 units exercised Warrants A and B thus releasing the common share embedded with the unit. This exercise resulted in the issuance of 113,535 shares of common stock which raised approximately $227,000 of working capital for the company.

Subsequent to the balance date, the company performed a complete review and recall, canceling and reissuing of the correct number of shares and warrant units as agreed under the terms of the Reorganization Agreement with B21. After the issuance of all common shares as of June 30, 2004, the resulting number of common shares and warrants units actually outstanding is 6,877,617 Common Stock Shares and 987,547 Series A Convertible Preferred Units.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2003

NOTE 7 – RECALL OF ORIGINAL FINANCIAL STATEMENTS

Subsequent to the issuance of the December 31, 2003 financial statements of the Company, the Securities and Exchange Commission objected to the recognition in those statements of the acquisition of Bridge-21 Holdings Inc., and subsidiaries. Their objection was based on the fact that the shares exchanged in the transaction had not been officially issued until May 2004, even though the transaction had been approved by the Board of Directors in 2003.

The Company has reversed that transaction in these financial statements. The reversal of the acquisition had the effect of decreasing liabilities and net loss by approximately $6,000 from the financial statements previously issued.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Jefferson Capital Interests, Inc.
Naples, Florida

We have reviewed the accompanying consolidated balance sheet of Jefferson Capital Interests, Inc. and Subsidiaries (a Development Stage Company) as of June 30, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the three and six month periods ended June 30, 2004. These interim financial statements are the responsibility of management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.

Berkovits, Lago & Company, LLP

Fort Lauderdale, Florida
October 1, 2004

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET
JUNE 30, 2004
(Unaudited)

ASSETS

CURRENT ASSETS:
Cash	$161,707

Total Assets	$161,707

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$434
Accrued interest payable	1,950
Debenture notes payable	35,000

Total current liabilities	37,384

STOCKHOLDER'S EQUITY:
Preferred stock, $.001 par value, 15,000,000 shares
authorized, none issued and outstanding	--
Common stock, $.001 par value, 35,000,000 shares
authorized, 6,877,617 shares issued and outstanding	6,878
Additional paid-in-capital	220,987
Deficit accumulated during the development stage	(103,542)

Total stockholders' equity	124,323

Total liabilities and stockholders' equity	$161,707

The accompanying notes and the review report of the independent registered public accounting firm are an integral part of these financial statements

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended June 30, 2004	For the six months ended June 30, 2004	Cumulative from December 26, 2002 (inception) to June 30, 2004
REVENUES	$--	$--	$--

EXPENSES:
Bank service charges	208	531	531
Other start-up expenses	3,487	4,866	9,842
Executive compensation	14,500	29,500	29,500
Filing agent fees	3,205	3,205	3,205
Interest Expense	1,050	1,800	1,950
Office supplies	771	2,525	2,525
Postage and Delivery	123	392	392
Professional fees	21,402	38,708	43,708
Taxes	0	300	300
Telephone	834	984	984
Travel	3,839	8,770	8,770
Web Site	1,835	1,835	1,835

TOTAL EXPENSES:	51,254	93,416	103,542

NET LOSS	$(51,254)	$(93,416)	$(103,542)

Loss per share of common stock outstanding-basic and diluted	$(0.01)	$(0.04)	$(0.12)

Weighted average number of shares outstanding-basic and diluted	4,737,843	2,416,344	854,609

The accompanying notes and the review report of the independent registered public accounting firm are an integral part of these financial statements

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the period from December 31, 2003 to June 30, 2004
(Unaudited)

	PREFERRED STOCK		COMMON STOCK
	SHARES	AMOUNT	SHARES	AMOUNT	ADDITIONAL PAID-IN CAPITAL	DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE	TOTAL
Balance at December 31, 2003	--	--	94,846	$95	$100	$(10,126)	$(9,931)
Net Loss for the period	--	--	--	--	--	(42,162)	(42,162)

Balance at March 31, 2004	--	--	94,846	95	100	(52,288)	(52,093)
Conversion of 37,845 warrants
into common stock at $2
per share	--	--	113,535	114	226,956	--	227,070
Issuance of Common stock in
exchange for all issued and
outstanding shares of
B-21 Holdings & subsidiaries	--	--	6,251,322	6,251	(5,651)	--	600
Issurance of Common stock to
creditors in exchange for an
additional 12 month holding
period	--	--	47,423	47	(47)	--	--
Issuance of Common stock to
the Shepherd Group as
Compensation for financial
support and additional
12 month holding period	--	--	370,491	371	(371)	--	--
Net Loss for the period	--	--	--	--	--	(51,254)	(51,254)

Balance at June 30, 2004	--	--	6,877,617	$6,878	$220,987	$(103,542)	$124,323

The accompanying notes and the review report of the independent registered public accounting firm are an integral part of these financial statements

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	For the three months ended June 30, 2004	For the six months ended June 30, 2004	Cumulative from December 26, 2002 (inception) to June 30, 2004
OPERATING ACTIVITIES:
Net Loss	$(51,254)	$(93,416)	$(103,542)
Adjustments to reconcile net loss
to net cash used in operating activities:
Decrease in accounts payable	(3,266)	434	434
Interest in accrued interest payable	1,050	1,800	1,950

NET CASH USED IN OPERATING ACTIVITIES	(53,470)	(91,182)	(101,158)

FINANCING ACTIVITIES:
Proceeds from debenture note	--	25,000	35,000
Issuance of Stock	149,958	227,070	227,165
Shareholder contribution	--	600	700

NET CASH PROVIDED BY FINANCING ACTIVITIES	149,958	252,670	262,865

NET INCREASE IN CASH	96,488	161,488	161,707
Cash: Beginning of period	65,219	219	--

Cash: End of period	$161,707	$161,707	$161,707

The accompanying notes and the review report of the independent registered public accounting firm are an integral part of these financial statements

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Jefferson Capital Interest, Inc. (the “Company”) was incorporated on December 26, 2002 as a Maryland corporation. The Company is one of four successor entities resulting from a second joint plan of reorganization filed under Chapter 11 by Interaxx Technologies, Inc. (bankruptcy case #99-32829-BKC-PGH) and Interaxx Network, Inc. (bankruptcy case #99-31551-BKC-PGH). The Company was one of four entities formed for the purpose of making a diversified distribution of securities to the existing shareholders and creditors of the reorganized companies. Under such plan, the Company distributed reorganization securities pursuant to an exemption under Section 1145 of the Bankruptcy Code (see Note 3). The Company was organized to pursue opportunities in the financial services, real estate, and securities markets.

During May 2004, the Company issued 6,251,322 shares of common stock to effect the acquisition of Bridge-21 Holdings, Inc. and subsidiaries ("B21"a Florida Corporation) which was formed with the explicit intent of providing financial services, as well, as real estate services. The Board of Directors of both companies approved such acquisition on December 1, 2003.

Neither, the Company or B21 have any holdings in real estate or any financing portfolio. B21 has been in negotiations for several months with various corporations to form corporate alliances that would provide funding for its financing activities as well as facilities for credit enhancements so that the company can secure favorable lines of credits for investment purposes.

Unaudited interim financial statements

The accompanying consolidated financial statements of the Company have been prepared in accordance with the instructions to Form 10-QSB and, therefore, omit or condense certain footnotes and other information normally included in financial statements prepared in accordance with generally accepted accounting principles. It is suggested that these consolidated condensed financial statements should be read in conjunction with the Company’s financial statements and notes thereto included in the Company’s audited financial statements for the fiscal year ended December 31, 2003.

In the opinion of management, the unaudited consolidated financial statements include all necessary adjustments (consisting of normal, recurring accruals) for a fair presentation of the financial position, results of operations and cash flow for the interim period presented. Preparing consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from these estimates. The results of operations for the six months ended June 30, 2004 are not necessarily indicative of operating results to be expected for a full year.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2004

Principles of Consolidation

The consolidated financial statements of the Company include those accounts of Jefferson Capital Interests, Inc. and its wholly owned subsidiary Bridge-21 Holdings, Inc. and subsidiaries (a Florida Corporation). All Significant Inter-company transactions and balances have been eliminated in the consolidation.

Cash and Cash Equivalents

For the purposes of reporting cash flows, the company considers, cash on hand, cash on deposit, money market funds (if any) and certificates of deposit with original maturities of less than three months (if any) to be cash equivalents.

Loss per share

The Company follows the guidelines of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128) in calculating its loss per share. Basic loss per share (“LPS”) is computed using the weighted average number of common shares outstanding during the period. Diluted LPS is computed using the weighted average number of common and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares consist of common stock that is issuable upon the exercise of warrants. No adjustments to earnings were made for purposes of per share calculations. The Company has a reported loss. As a result any common stock issuable upon the exercise of warrants has been excluded from the calculation of LPS because its inclusion would be anti-dilutive.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affects certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Income Taxes

The Company follows Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2004

NOTE 2 – DEBENTURE NOTES PAYABLE

As of June 30, 2004, the Company has two promissory notes payable in the sum of $35,000. The notes accrue interest at 12% per annum which is payable quarterly. The holder of the $10,000 note has the option to exchange the unpaid principal sum and all accrued interest for common shares of the Company at a rate not greater than $1.00 per share or at a percentage equal to one third of the trading value of the common shares should the common shares be trading at less than $3.00 per share at time of conversion.

The holder of the $25,000 note has the option to exchange the unpaid principal sum and all accrued interest for 56,000 options of the Company’s common stock (with attached warrants A, B and C, which are subject to the same restrictions under the Section 1145 Bankruptcy court order). The debentures will become convertible on November 14, 2004 and February 8, 2005, respectively

NOTE 3 – STOCKHOLDERS’ EQUITY

On April 23, 2004 the Company issued 113,535 shares of its common stock at $2.00 per share pursuant to the exercise of 37,845 warrants by nine individuals.

In May 2004 the company issued 6,251,322 shares of common stock in exchange for the outstanding stock of Bridge-21 Holdings, Inc. and its subsidiaries. Bridge-21 was formed for the primary purpose of providing financial services and making real estate acquisitions for development. This acquisition was approved by the Board of Directors on December 1, 2003 pending the exchange of the shares.

Pursuant to Board of Directors’ resolution dated December 15, 2003, the board authorized the issuance of 3 for 2 shares of common stock (resulting in 47,423 additional shares) to the holders of the 94,846 shares awarded to the creditors in exchange for adding a twelve month period restriction to the shares. The shares were issued May 7, 2004. Under the same resolution the board authorized the issuance of 246,994 Series A Convertible Preferred Units to a group of shareholders known as the Shepherd Group, as award for their financial support during the bankruptcy proceedings of Interaxx Technologies, from where Jefferson Capital Interests, Inc., emerged as a stand alone company.

In addition the board authorized the issuance of 3 for 2 of the shares of common stock component of the Series A Convertible Preferred Units (resulting in 123,497 additional shares), in exchange for adding an additional twelve month period restriction to the shares of common stock. The shares were issued May 7, 2004, the Series A Convertible Preferred Units containing Warrant A, B, and C have not yet been issued.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2004

NOTE 3 – STOCKHOLDERS’ EQUITY (continued)

As of June 30, 2004, the company completed the review, recall, canceling and reissuance of the correct number of shares and warrant units as agreed under the terms of the Reorganization Agreement with Bridge-21 Holdings, Inc. The review revealed that the resulting number of common shares and Series A Convertible Preferred Units actually outstanding was 6,877,617, and 987,547 respectively. The grand total of shares to be issued if all warrants contained in the units are exercised is 4,518,785.

NOTE 4 – WARRANTS

Jefferson Capital Interests, Inc. is a Maryland company which is one of four stand-alone companies resulting from a joint plan of reorganization filed under Chapter 11 by Interaxx Technologies, Inc. and Interaxx Television Network, Inc. The Series A Convertible Preferred Units, which consists of four embedded securities: one (1) share of common stock, and three (3) common stock Warrants, were approved in bankruptcy as a means for former shareholders and creditors to maintain an interest in the post-petition companies by receiving one Unit for each share held or in the case of creditors one Unit for each $2.00 in debt. As of December 31, 2003 there were 2,511,537 Series A Convertible Preferred Units outstanding.

On March 19, 2004, the company cancelled a total of 155,000 Series A Convertible Preferred Units that had been issued to creditors that were disallowed as part of the final distribution to bankruptcy creditors.

On March 19, 2004, the company also cancelled a total of 1,390,000 Series A Convertible Preferred Units, 1,000,000 that had been allocated to raise additional capital, and 390,000 set aside for an employee benefit plan not ratified by the current Board of Directors.

On March 23, 2004, the company issued a total of 21,010 Series A Convertible Preferred Units, after an audit of the original shareholders returning their stock certificates of Interaxx Technologies to the bankruptcy attorney revealed that this group of shareholders had not received their proper distribution.

Pursuant to Board of Directors resolution dated January 28, 2004, the Board of Directors approved a plan, effective March 11, 2004, to modify the exercise price of all Warrants (Warrants A, B, & C) for a limited 30 day period of time, in order to enable the shareholders to convert the warrants to free trading shares of stock at an average price which the Board believe will be below the initial offering of the SB-2 filing. For those shareholders who exercise warrants within the 30 day period, the prices will be discounted by $1.50 per Warrant. Thus, the A Warrant may be exercised for $2.00, the B Warrant may be exercised for $4.00 and the C Warrant may be exercised for $6.00.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2004

NOTE 4 – WARRANTS (continued)

After the closing of the special period to exercise warrants at a discounted price, on April 10, 2004, unit holders exercised a total of 37,845 warrants for a total of 113,535 shares of common stock. These shares were distributed as of April 23, 2004.

Of the 987,547 Series A Convertible Preferred Units outstanding at June 30, 2004, there were 890,188 units containing all 4 embedded securities, (1)share of common stock, warrant A, warrant B, and warrant C, that when exercised would result in the issuance of 3,560,752 shares of common stock; 94,846 units containing the 3 warrants A, B, and C, that when exercised would result in the issuance of 284,538 shares of common stock, and 2,513 units containing 1 warrant C that would result in the issuance of 2,513 shares. In addition when the Series A Convertible Preferred Units are issued to the Shepherd Group there will be 211,994 units containing Warrants A, B, and C that when exercised would result in the issuance of 635,982, and 35,000 units containing Warrant C resulting in the issuance of 35,000 shares of common stock. The grand total of shares to be issued if all warrants contained in the units are exercised is 4,518,785.

NOTE 5 — DEVELOPMENT STAGE COMPANY

Operations prior to June 30, 2004 were devoted primarily to reorganization, sourcing of capital, and corporate alliances, as well as other administrative functions. Under Financial Accounting Standard Number 7, the Company is considered a development stage enterprise.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2004

NOTE 5 – INCOME TAXES

The difference between the tax benefit rate and the statutory rates is as follows:

	For the three month period ended June 30, 2004	For the Six month period ended June 30, 2004	Cumulative from December 26, 2002 (inception) to December 31, 2003
Statutory tax benefit rate	35%	35%	35%
Inability to utilize operating loss carry forward	(35%)	(35%)	(35%)

Effective tax benefit rate	--	--	--

The deferred tax benefit is comprised of the following:

	For the three month period ended June 30,2004	For the Six month period ended June 30, 2004	Cumulative from December 26, 2002 (inception) to December 31, 2003
Deferred tax benefit:
Income taxes deferred	$17,500	$32,000	$35,000
Less valuation allowance	(17,500)	(32,000)	(35,000)

	--	--	--

At June 30, 2004 the Company has approximately $100,000 of operating loss carry forwards expiring in 2018.

NOTE 6– SUBSEQUENT EVENT

On August 30, 2004, pursuant to a Board of Directors resolution dated August 8, 2004, the Company entered into a contract to acquire 100% of the outstanding stock of Panama International Air, S. A., a Panama company that has as its asset a Temporary Operation Certificate to operate as a scheduled passenger, cargo and mail airline. The Company completed the transaction through its wholly owned Panama subsidiary CFG Investments, S. A.

Part II — Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

        Our Bylaws provide that the Company will indemnify its directors, officers, and employees, to the fullest extent permitted under the Corporation Law of Maryland. In addition, the Company has entered or will enter into indemnification agreements with its directors, and officers that provide for indemnification in addition to the indemnification provided in the Bylaws. The indemnification agreements contain provisions that may require the Company, among other things, to indemnify its directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of the Company or other entities to which they provide service at the request of the Company and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers. The Company intends to obtain an insurance policy covering directors and officers for claims that such directors and officers may otherwise be required to pay.

Item 25. Other Expenses of Issuance and Distribution

        It is estimated that the expenses incurred in connection with distribution of the shares of common stock being offered will be as follows:

Item	Expenses to be paid by Jefferson Capital
Accounting	$ 10,000	.00*
Legal	30,000	.00*
Printing Expense - Prospectus	7,500	.00*
Standard & Poor's	5,000	.00*
Transfer Agent	2,500	.00*

Total offering expense	$ 55,000	.00*

*   These figures represent estimations by management.

Item 26. Recent Sales of Unregistered Securities

        The following sets forth information concerning unregistered distribution of equity and/or debt of the Company.

        As of the date of the prospectus, the Company has issued an aggregate of $35,000 of Promissory Notes. The $10,000 note sold on November 14, 2003 to Arthur Sagoskin pays interest at 12% annually and the lender has the option to exchange, at any time during the term of the note, the unpaid principal sum and all accrued interest for common shares of the Company's stock at a rate not greater than $1.00 per share or at a percentage equal to one-third of the trading value of the common shares should the shares be trading at less than $3.00 per share at the time of conversion. The $25,000 Note sold on February 8, 2004 to Ronald Krochak pays interest at 12% annually and the lender has the option to exchange the unpaid principal sum and all accrued interest for 56,000 options paid in full to acquire shares of the Company's common stock and the associated A, B and C warrants. Both note holders are accredited and, based on only two note holders, the Company has relied on an exemption under Section 4(2) of the Securities Act of 1933, as amended, as the sale of a security not involving a public offering.

         The Company also raised $227,070.04 from a total of nine shareholders with the exercise of 37,845 warrants which were issued as part of the Series A Convertible Preferred Units. The Warrants were exercised at a discount for a 30-day period from receipt of a letter to the respective Unitholder. The A, B and C Warrants were exercisable at $2.00, $4.00 and $6.00 respectively. A total of 37,845 Units were exercised with the exception of the C Warrants resulting in a total issuance of 113,535 shares of common stock. The Company is relying on an exemption provided for under Section 1145 of the Bankruptcy Code since the Series A Convertible Preferred Units were issued under the approved plan of reorganization.

Undertakings

        This offering is being conducted on a continuous basis pursuant to Rule 415 of the Securities Act of 1933. The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

1.1.	To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933.

1.2.	To reflect in the Prospectus any facts or events arising after the date of the Prospectus (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information, set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

1.3.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

Item 27. Exhibits

Exhibit #

2	Reorganization Agreement between Jefferson Capital Interests and Bridge-21 Holdings, Inc., dated November 30, 2003 (1)

3.i	Articles of Incorporation and Amendments (1)

3.ii	By-Laws (1)

5	Opinion re: Legality

10	Material contracts:

10.1 Form of Option Agreement (1)

10.2 Executive Compensation Agreement(1)

10.3 Corporate Promissory Note, dated November 14, 2003(1)

10.4 Corporate Promissory Note, dated February 8, 2004 (1)

10.5 Agreement of Buy and Sale of Company Stock, dated August 30,2004

16	Letter on change in Certifying Accountant, dated July 29, 2004

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Berkovits Lago & Co., LLP

99	U.S. Bankruptcy Court, Southern District of Florida, Order Granting Motion to Approve Share Matrices, dated March 24, 2004 (1)

99.2	Subscription Agreement

1.    Incorporated by reference to our Registration Statement on Form SB-2 filed May 25, 2004, file number 333-115846

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Naples, Florida on 1st day of October 2004.

JEFFERSON CAPITAL INTERESTS, INC. /s/ Augustus A. Cervera Augustus A. Cervera, Chief Executive Officer (Principal Executive Officer)

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: September 30 , 2004 Date: September 30 , 2004 Date: October 1 , 2004 Date: October 1 , 2004 Date: September 30 , 2004 Date: September 30 , 2004 Date: October 1 , 2004 Date: September 30 , 2004	/s/ Jay Shapiro
Jay Shapiro, Treasurer, Director
(Principal Financial Officer and
Principal Accounting Officer)

/s/ Michael Shiffman
Michael Shiffman, Chairman of the Board

/s/ Samuel L. Pappas
Samuel L. Pappas, Vice President, Secretary,
Director

/s/ Daniel Martinez
Daniel Martinez, Executive VP, Director

/s/ Mark A. Wood
Mark A. Wood, Vice President, Director

/s/ Leonard Davies
Leonard Davies, Director

/s/ David Lichtenstein
David Liechtenstein, Director

/s/ Lane S. Yago
Lane S.Yago, Director